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                                                                EXHIBIT 10.12(a)
                                                                       2000 10-K

                               MUTUAL SAVINGS BANK

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

1.       PURPOSE

         The purpose of the Management Incentive Compensation Plan (the "Plan") is to maximize the achievement of the Bank's objectives by providing incentives and awards to those Management Associates who make a contribution to the success and profitability of the Bank. The Plan is designed to support the key goals and the objectives of the Bank.

2.       GENERAL DESCRIPTION

         Incentive awards are based on Bank performance favorably comparing to selected Weighted Average Comparable Groups' (WACG) selected financial ratios. In addition, percentage loan and deposit growth are compared to budgeted goals. The financial ratios are constructed to recognize the unique impact of external factors on the Bank's performance by measuring the relationship of the Bank's performance to its WACG. The WACG provides a bench-mark for comparison of the results of management decisions which affect Bank performance. (See page 5 for definition of WACG.) The Plan protects the Bank by requiring a minimum Return on Assets before any incentive award can be made. At the same time, the Plan provides annual goals which will help the Bank achieve its strategic goals as well as provide a performance review and measurement system.

         The incentive formulas are constructed to provide awards consistent with the increase in profits to the Bank. The incentive formulas ensure a level of performance award that is competitive with comparable levels of performance in other institutions in order that the Bank will be able to retain and motivate key executives and ensure the Bank's continual growth and profitability.

         The incentive award is to be supplemental compensation in the form of cash paid on an annual basis. The incentive compensation plan is established in addition to regular salary and benefits programs. The plan presumes an equitable base compensation system and competitive benefits program.

3.       ADMINISTRATION

         The Finance Committee of the Board of Directors of the Bank has the responsibility to interpret, administer, and amend the Plan subject to final approval by the Board. Matters before the Committee shall be decided based upon the vote of the majority of the entire Committee. Bank officers who are members of the Committee shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation award.





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         Prior to the beginning of each fiscal year, the Committee shall review and revise, if deemed advisable, the Operating Rules for implementing the Plan for the coming fiscal year subject to final approval by the Board.

         Computation of incentive awards and maintenance of participant payment awards records will be made by the President of the Bank or another officer designated by the President.

         The Committee may deem to exclude extraordinary occurrences which could impact the incentive awards either positively or negatively, but are by their nature outside the significant influence of Plan participants.

         The actions of the Committee as to the interpretation, construction, and administration of the Plan which have received the Board of Directors approval shall be final and binding on all parties, including the Bank and its employees.

4.       PARTICIPANTS

         Eligibility for participation in the Plan shall be limited to those individuals approved by the Board of Directors, who in the judgment of the President and the Board of Directors are responsible for directing functions which have a significant bearing on the growth and profitability of the Bank.

         Prior to the beginning of each Plan year, Participants may be added at the discretion of the Finance Committee subject to approval by the Board. Their incentive award would be pro-rated by one-twelfth of the annual incentive compensation award for each full month of participation.

5.       DEFINITIONS

         For the purpose of determining the amount of the incentive compensation awards under the Operating Rules, the following definitions shall apply:

         TARGET BONUS LEVEL - A stated percentage of Base Compensation that is set as the overall maximum incentive available during the current Plan year.

         PERFORMANCE MEASUREMENT FACTORS - Those key operating ratios, plus other pertinent measures of total Bank performance on which the participants will be evaluated. These factors include:

                  RETURN ON EQUITY - Net income after applicable income taxes, net securities gains or losses, and net extraordinary items, divided by Average Equity.

                  RETURN ON ASSETS - Net income after applicable income taxes, net securities gains or losses, and net extraordinary items, divided by average total assets.


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                  NET INTEREST MARGIN - Interest income minus interest expense divided by average earning assets.

                  NON-INTEREST INCOME - The sum of service charges on deposit accounts, other service charges, loan commissions and fees, profits on sales of assets, and other income divided by average earning assets.

                  NON-INTEREST EXPENSE - All operating and non-operating expenses, including personnel and fringe benefits, occupancy, and overhead divided by average earning assets.

                  LOAN GROWTH - Percent change in total Bank loans net of unearned discount, reserve for loan losses and loans in process from December 31 of the prior year to December 31 of the plan year.

                  DEPOSIT GROWTH - Percent change in total Bank deposits from December 31 of the prior year to December 31 of the plan year.

                  (NOTE: Percent Change Ratios are determined by subtracting the account balance at the end of the corresponding period in the prior year from the current account balance and dividing the result by the account balance at the end of the corresponding period in the prior year.)

                  WEIGHTED AVERAGE COMPARABLE GROUP (WACG) - Utilizes three carefully constructed peer groups that are aggregated into the WACG. The three groups are comprised of High Performance Banks weighted at 10%, Strategic Class Banks weighted at 60% and the Select Peer Banks weighted at 30%.

                  - High Performance Banks - Group of the top 10% performers based on Five Year Average ROA and based on Geographic location in the Midwest Region.

                  - Strategic Class Banks - Group based on a similar strategic focus (High Residential Real Estate and Mixed Funding sources) and top 10% performance based on Five Year Average ROA.

                  - Select Peer Group Banks - Group based on Geographic location (City, MSA, State, Region) and operating performance (ROA) rated as high performers.

         The creation of the Weighted Average Comparable Group facilitates the classification of the Bank's performance. The tables below illustrate the Relative Performance Ranges that result in the various classifications. For positive classifications (i.e. Net Interest Margin), higher levels relative to the WACG are desirable. For negative classifications (i.e. Non-Interest Expense), lower levels relative to the WACG are desirable. Using these classification ranges, the Bank's




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         performance is categorized as either Exceptional, Strong, Moderate,
         Sub-optimal or Weak.

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                 Table I: Weighted Average Comparable Classification System:                 X% of Wtd. Comp Group
                          Balance Sheet Ratios                                           (Positive>/=; Negative </=)
        ------------------------------------------------------------------------------------------------------------
                                Class                                                        Positive   Negative
        Class Name               Num    Description                                           Factor     Factor
        -------------------- ------- ----------------------------------------------------- ------------ ------------
        Exceptional               1     The highest level attainable on given ratio             110%        90%
        Strong                    2     Slightly exceeds/equals wtd. comparable group           100%       100%
        Moderate                  3     Approaching comparables, could be enhanced               90%       110%
        Sub-optimal               4     Enhancement of ratio should be a priority                80%       120%
        Weak                      5     Deficient ratio is strong hindrance to risk/returns      NA         NA

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

        ------------------------------------------------------------------------------------------------------------
                 Table II: Weighted Average Comparable Classification System:              Bs Pts of Wtd Comp Group
                           Operating Statement Ratios                                       (Positive>; Negative <)
        ------------------------------------------------------------------------------------------------------------
                             Class                                                           Positive     Negative
        Class Name            Num    Description                                           Differential Differential
        -------------------- ------- ----------------------------------------------------- ------------ ------------
        Exceptional            1     The highest level attainable on given ratio                110%          90%
        Strong                 2     Slightly exceeds/equals wtd. comparable group              100%         100%
        Moderate               3     Approaching comparables, could be enhanced                  90%         110%
        Sub-optimal            4     Enhancement of ratio should be a priority                   80%         120%
        Weak                   5     Deficient ratio is strong hindrance to risk/returns         NA           NA

        ------------------------------------------------------------------------------------------------------------


         The Finance Committee will have the responsibility of maintaining a WACG of comparable institutions.

         THRESHOLD PERFORMANCE - That minimum performance level for each factor below which no aware will be given.

         PERFORMANCE MEASUREMENT FACTOR WEIGHTING - A percentage for each of the performance measurement factors that reflects the relative importance of the factor.

         DISCRETIONARY/INDIVIDUAL PERFORMANCE ADJUSTMENT - A multiplier which allows the Board of Directors and senior management some subjective discretion in the determination of the final incentive award for each participant.

         EXTRAORDINARY OCCURRENCES - Those events which, in the opinion of the Board of Directors, are outside the significant influence of Plan participants and would, by their inclusion, cause a significant unintended effect, positive or negative, on the Bank's operating and financial performance results.

6.       INCENTIVE COMPUTATION - GENERAL PROCEDURES



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         The general formula for converting overall Bank results into individual incentive awards is as follow:

         INCENTIVE DOLLARS for a participant for the plan year equals:

                  -        The target bonus level

                  - Times the sum of performance measurement factor weighting percentages for all performance factors that favorably compared to peers with a "moderate," "strong" or "exceptional" peer classification

                  -        Times the base annual salary of the participant.

         No incentive awards will be granted for a fiscal year regardless of performance on individual factors if the Bank's Return on Assets is less than an approved minimum for that fiscal year.

         The calculation of the incentive compensation award may also include a discretionary incentive award adjustment (noted above as the "Discretionary/Individual Performance Adjustment").

7.       PAYMENT OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS

         After completion of the certified audit and receipt of the annual WACG data, participants will receive 100% of their awards based on actual year-end results. The applicable withholding taxes will be deducted from this payment.

         At the option of the participant, the award may be paid currently as cash or part or all may be deferred for tax planning purposes. Deferral must be for a minimum of one year, to a future year as a single payment, or to a number of designated years payments. The value of the amount deferred must be at least $5,000 per deferred payment. The participant must state in writing prior to the beginning of the Plan year a desire to exercise this option. Any deferred payment shall accumulate interest at a rate floating of 90% of the Federal Reserve discount rate in effect on January 1 and July 1, compounded semi-annually and changing on said dates. Participants should seek counsel from a tax advisor before using this opinion.

8.       PARTIAL PAYMENTS - TERMINATION OF EMPLOYMENT - NEW HIRES

         In the event of termination of employment through retirement or death, the employee shall be considered to have earned one-twelfth of the annual incentive compensation award of a particular year for each full month of employment in the fiscal year of his retirement.

         If a participant dies, any unpaid incentive awards shall be paid to the estate, or designated beneficiary, in one lump sum.




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         If an individual becomes a new participant during the Plan year, the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each full month of participation beginning prior to July 1 in the fiscal year of initial employment or promotion.

         In all other cases of termination, the employee forfeits any unpaid awards.

9.       INCENTIVE COMPENSATION OPERATING RULES

         As of the beginning of each fiscal year, the Finance Committee shall review and revise, if deemed advisable, the Operating Rules of this Plan for the year then beginning. The Operating Rules shall include the following:

         a. Identification of employees selected under Paragraph 4 for participation in the Plan.

         b. Minimum return on assets, target bonus level, performance measurement factors/weighting and minimum WACG comparison classifications for determining the amount of the incentive compensation awards for the fiscal year then beginning.

         c. Other administrative and procedural rules which the Committee considers appropriate.

         After approval by the Board of Directors, Bank management shall, as soon as practical, inform each of the participants under the Plan of the Operating Rules for the fiscal year then beginning.

10.      PERFORMANCE PROGRESS REPORTING

         The Bank's President or his designated will be responsible for quarterly reporting of Bank performance during the course of the year. This data is to be made available to Plan participants, the Finance Committee and the Board within 30 days of its date of availability.

11.      AMENDMENT OR TERMINATION OF PLAN

         The Board of Directors may terminate, amend or modify this Plan at any time effective to the end of the calendar quarter. The termination, amendment, or modification of the Plan shall in no way affect a participant's right to unpaid incentive compensation awards for the period prior to termination or modification.







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